Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL DATA

The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to the merger. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical information of CB Financial Services, Inc. (CB) and First West Virginia Bancorp (First West Virginia) as of December 31, 2017 and assumes that the merger was completed on that date. The unaudited pro forma combined condensed consolidated statement of operations combines the historical financial information of CB and of First West Virginia and gives effect to the merger as if it had been completed as of the beginning of the period presented. The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the merger been completed on the date described above, nor is it necessarily indicative of the results of operations in future periods or the future financial condition and results of operations of the combined entities. The financial information should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information. Certain reclassifications have been made to First West Virginia’s historical financial information in order to conform to CB’s presentation of financial information.

The pro forma financial information includes adjustments, including adjustments to record First West Virginia’s assets and liabilities at their respective fair values, and represents CB’s pro forma estimates based on information available as of the merger completion date. The final allocation of the purchase price for the merger was determined as of the merger completion date.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The unaudited pro forma combined condensed consolidated financial data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of CB and of First West Virginia.

1

Unaudited Combined Condensed Consolidated Pro Forma Statement of Financial Condition

	As of December 31,2017*
	CB Historical	First West Virginia Historical	Pro Forma Adjustments		Pro Forma Combined
	(In Thousands)
ASSETS
Cash and cash equivalents	$20,622	$18,188	$(12,078	)(1)	$26,732
Investment securities	123,583	198,408	─		321,991
Loans receivable	744,392	100,984	(1,347	)(2)	844,029
Allowance for loan losses	(8,796)	(1,771)	1,771	(2)	(8,796)
Loans, net	735,596	99,213	424		835,233
Other real estate owned	326	1,033	─		1,359
Accrued interest receivable	2,676	1,134	─		3,810
Deferred tax asset, net	─	2,508	─		2,508
Federal Home Loan Bank stock	4,255	491	─		4,746
Banking premises and equipment, net	16,712	6,709	6,519	(4)	29,940
Bank-owned life insurance	19,151	4,176	─		23,327
Core deposit intangible	3,284	─	12,789	(5)	16,073
Goodwill	4,953	1,644	6,362	(6)	12,959
Other assets	3,328	963	─		4,291
Total assets	$934,486	$334,467	$14,016		$1,282,969

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$773,344	$280,916	$(1,300	)(7)	$1,052,960
Federal Home Loan Bank advances	24,500	2,195	128	(8)	26,823
Repurchase agreements	39,605	18,513	─		58,118
Deferred tax liability (asset)	134	─	7,316	(3)	7,450
Accrued expenses and other liabilities	3,647	720	─		4,367
Total liabilities	841,230	302,344	6,144		1,149,718
Shareholders’ equity:
Common stock	1,818	8,644	(8,095	)(9)	2,367
Paid-in capital	42,089	6,966	32,480	)(9)	81,535
Retained earnings	55,280	18,904	(18,904)		55,280
Treasury stock, at cost	(4,590)	(228)	228		(4,590)
Accumulated other comprehensive loss, net of taxes	(1,341)	(2,163)	2,163		(1,341)
Total shareholders’ equity	93,256	32,123	7,872		133,251
Total liabilities and shareholders’ equity	$934,486	$334,467	$14,016		$1,282,969

*	Assumes that the merger was completed as of December 31, 2017 utilizing the acquisition method of accounting. Actual fair value adjustments, where appropriate, were determined as of the merger date and were amortized and accreted into income.
(1)	The adjustment includes cash consideration of $9.8 million paid to First West Virginia stockholders. The adjustment also results from the assumption that cash and cash equivalents are used to pay for after tax one-time merger and integration expenses of First West Virginia. A portion of these expenses have been assumed to be charged against First West Virginia’s income through December 31, 2017 and result in an increase to CB’s goodwill.
(2)	The unaudited combined condensed consolidated pro forma statement of financial condition includes a fair value adjustment to total loans to reflect the credit condition and interest rate mark of $1.3 million, which represents an adjustment of 1.3% on First West Virginia’s outstanding loan portfolio. In order to determine the adjustment, CB employed an outside expert to confirm the results obtained from CB’s due diligence process. The fair value adjustment will be accreted through loan interest income over the estimated lives of the affected loans. Another factor to this adjustment was the elimination of First West Virginia’s allowance for loan losses. Purchased loans acquired in a business combination are recorded at fair value and the recorded allowance of the acquired company is not carried over.
(3)	Represents adjustments in the net deferred tax accounts resulting from the fair value adjustments related to the acquired assets and liabilities, identifiable intangibles and other deferred tax items. The actual deferred tax adjustment will depend on facts and circumstances existing at the completion of the merger. The fair value adjustment of the net deferred tax asset assumes an effective tax rate of 35%. See footnote 6 for additional details.

2

(4)	In order to determine the adjustment to premises and equipment, CB employed an outside expert to establish the fair market value of First West Virginia’s premises and equipment. The fair value adjustment will be amortized through amortization to occupancy expense.
(5)	CB employed an outside expert to assist in the determination of the cored deposit intangibles of $12.8 million. The core deposit intangible will be amortized into noninterest expense over an eight year life using the straight line method. Core deposits are defined as total deposits less time deposits.
(6)	Calculated to reflect the acquisition accounting adjustments related to the merger. The consideration paid to acquire First West Virginia consists of cash of $9.8 million (assumes that 20% of 1,718,730 shares of First West Virginia stock are exchanged for cash at the cash price of $28.50 per share) and the issuance of 1,317,647 shares of CB’s common stock based upon the fixed exchange rate of 0.9583 per share. The value of CB’s common stock to be issued was based upon the closing price of $31.91 on April 30, 2018, the closing date at of the merger. Acquisition accounting adjustments assume that First West Virginia’s stockholders’ equity is eliminated and the purchase price, goodwill and intangible assets are reflected on the CB’s financial statements pursuant to the application of acquisition accounting.

	Note
		(In thousands)
Assumptions/Inputs:
Value of CB’s common stock to be issued		$42,042
Cash paid to First West Virginia’s stockholders and option holders		9,801
Total deal value at date merger agreement signed		51,843
First West Virginia’s stockholders’ equity		32,123
Less: incremental First West Virginia’s transaction costs, (net of tax)		(230)
Less: goodwill of First West Virginia		(1,644)
First West Virginia’s stockholders’ equity, net of transaction costs		30,249
Fair value adjustments:
Loans	(2)	424
Core deposit intangible	(5)	12,789
Premises and equipment	(5)	6,519
Time deposits	(7)	1,300
FHLB advances	(8)	(128)
Fair value adjustments		20,904

Tax effect of fair value adjustments **	(3)	(7,316)
Total adjustment of net assets acquired		13,588
Adjusted net assets acquired		43,837
Estimated goodwill	(6)	$8,006

______________________
(**) Assumed effective tax rate of 35%

(7)	The deposits include a fair value adjustment to time deposits to reflect differences in interest rates in the amount of $1.3 million. The analysis was prepared by an outside expert based on an analysis of current market interest rates and maturity dates. This fair value adjustment will be amortized into interest expense over the estimated lives of the affected time deposits. The amortization was computed using the straight line methodology utilizing a 1.8 year period for full recognition of this adjustment based upon historical deposit lives.
(8)	The FHLB advances include a fair value adjustment to First West Virginia’s FHLB advances to reflect differences in interest rates of $128,000. The fair value adjustment will be accreted into interest expense over the remaining life of the affected FHLB advances using the straight line methodology using a fair value adjustment period of 5.1 years based upon the outstanding balance and repayment history.
(9)	Reflects elimination of First West Virginia’s stockholders’ equity accounts, issuance of 1,317,647 shares of CB’s common stock and additional merger-related transaction costs, net of tax. Through December 31, 2017, First West Virginia incurred merger-related transaction costs of $353,000 ($230,000 net of tax) and incurred an additional $3,150,000 of merger-related transaction costs through April 30, 2018 ($2,047,000 net of tax).

3

Unaudited Combined Condensed Consolidated Pro Forma Statement of Operations

For the Year Ended December 31, 2017 (1)

(In Thousands, Except Share Data)

	CB Historical	First West Virginia Historical	Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income:
Loans	$29,527	$4,632	$207	(2)	$34,366
Investments	2,423	4,919	─		7,342
Other interest-earning assets	484	270	─		754
Total interest and dividend income	32,434	9,821	207		42,462
Interest expense:
Deposits	2,811	663	734	(2)	4,208
Federal funds purchased and repurchase agreements	82	155	─		237
FHLB advances	481	119	(34	)(2)	566
Total interest expense	3,374	937	700		5,011
Net interest income before provision for loan losses	29,060	8,884	(493)		37,451
Provision for loan losses	1,870	1,075	─		2,945
Net interest income after provision for loan losses	27,190	7,809	(493)		34,506
Noninterest income:
Service fees	2,482	294	─		2,776
Insurance commissions	3,583	─	─		3,583
Increase in cash surrender value of bank-owned life insurance	464	112	─		576
Net gain on sales of loans	458	─	─		458
Net gain on sales of investments	199	6	─		205
Other income (loss)	614	567	─		1,181
Total noninterest income	7,800	979	─		8,779
Noninterest expenses:
Salaries and employee benefits	13,937	4,265	─		18,202
Occupancy and equipment	4,073	1,723	217	(2)	6,013
Outside professional services	973	─	─		973
Acquisition related expenses	356	─	─		356
Marketing and advertising	694	211	─		905
FDIC deposit insurance and regulatory assessment	373	223	─		596
Other	4,766	2,139	1,599	(2)	8,504
Total noninterest expenses	25,172	8,561	1,816	(3)	35,549
Income before income tax expense	9,818	227	(2,309	)(2)	7,736
Income tax expense	2,874	211	(808	)(2)	2,277
Net income	$6,944	$16	$(1,501)		$5,459
Earnings per share:
Basic	$1.70	$0.01			$1.01
Diluted	$1.69	$0.01			$1.01
Weighted average shares outstanding:
Basic	4,088,191	1,718,730			5,405,835	(3)
Diluted	4,110,372	1,718,730			5,428,019	(3)

______________________

(1)	Assumes that the merger was completed as of the beginning of the period presented utilizing the acquisition method of accounting. Actual fair value adjustments for loans, premises and equipment, core deposit intangible, time deposits, and borrowed funds were determined by an outside expert commissioned to calculate the fair value of selected assets and liabilities of First West Virginia. The resulting premiums and discounts for purposes of the unaudited combined condensed consolidated pro forma financial data, where appropriate, are being amortized and accreted into income as more fully described in the notes below. Actual fair value adjustments were determined as of the merger completion date, April 30, 2018, and will be amortized and accreted into income over the estimated remaining lives of the respective assets and liabilities.

4

(2)	The following table summarizes the estimated full year impact of the amortization (accretion) of the non-credit related acquisition accounting adjustments on the pro forma statement of operations (in thousands) assuming the merger was completed as of the beginning of the fiscal year presented.

Category	Premium/ (Discounts)	Estimated Life in Years	Amortization (Accretion) Method	Amortization (Accretion) Year Ended December 31, 2017
Loans	$(1,347)	6.50	SL	$(207)
Core deposit intangible	12,789	8.00	SL	1,599
Time deposits	1,300	1.75	SL	734
FHLB advances	(128)	5.08	SL	(34)
Banking premises	6,519	30.00	SL	(217)

SL - straight line method.

The following table summarizes the estimated impact of the amortization (accretion) of the acquisition accounting adjustments on CB results of operations for the years following the merger assuming such transaction was effected on January 1, 2017 (in thousands).

Amounts for the Years Ended December 31,	Amortization of Intangibles	Net Amortization (Accretion)	Net Decrease in Income Before Taxes
2017	$1,599	$711	$2,309
2018	1,599	553	2,152
2019	1,599	(13)	1,586
2020	1,599	(13)	1,586
2021	1,599	(13)	1,586
Thereafter	4,796	5,119	9,915

The income tax adjustment is based upon total pre-tax acquisition accounting adjustments and a 35% effective tax rate.

(3)	Basic and diluted weighted average common shares outstanding were determined by adding the number of shares issuable to First West Virginia’s stockholders to CB’s historical weighted average basic and diluted outstanding common shares and reflect 1,317,647 incremental diluted shares of CB as a result of pro forma income for the year ended December 31, 2017. The stock consideration paid to First West Virginia’s stockholders consists of the issuance of 1,317,647 shares of CB’s common stock based upon the fixed exchange rate of 0.9583 applied to 80% of the 1,718,730 shares of First West Virginia common stock outstanding.

5